BLACK HILLS CORPORATION REPORTS SECOND QUARTER 2006 RESULTS

RAPID CITY, SD—August 9, 2006—Black Hills Corporation (NYSE: BKH) today announced financial results for the second quarter of 2006. For the three months ended June 30, 2006, net income was $11.8 million, or $0.35 per share, compared to $14.9 million, or $0.45 per share for the same period ended June 30, 2005. For the six months ended June 30, 2006, net income was $37.9 million, or $1.13 per share, compared to $30.6 million, or $0.93 per share for the same period ended June 30, 2005. Net income for the first six months of 2006 reflected $7.0 million, or $0.21 per share, from discontinued operations, including an after-tax gain on the sale of certain oil marketing and transportation assets completed in March 2006.

Income from continuing operations for the three months ended June 30, 2006 was $12.4 million, or $0.37 per share, compared to $15.3 million, or $0.46 per share, reported for the same period in 2005. For the six months ended June 30, 2006, income from continuing operations was $30.9 million, or $0.92 per share, compared to $30.6 million, or $0.92 per share for the same period ended June 30, 2005.

Compared to the second quarter of 2005, income from continuing operations in the second quarter of 2006 was affected by the following factors:

•	a $2.6 million, or $0.08 per share, increase in energy marketing earnings; and
•	a $2.1 million, or $0.06 per share, decrease in unallocated corporate costs; offset by the following decreases:
•	a $3.7 million, or $0.11 per share, decrease in power generation earnings;
•	a $2.2 million, or $0.07 per share, decrease in oil and gas production earnings;
•	a $1.0 million, or $0.03 per share, decrease in coal mining earnings; and
•	a $0.8 million, or $0.02 per share, decrease in retail services earnings.

REVIEW OF SECOND QUARTER 2006 AND RECENT EVENTS

Financial results of the second quarter of 2006 mainly reflect strong results of energy marketing and the anticipated and previously disclosed adverse effects of power plant outages and related lower coal sales, and lower earnings from certain power fund investments. In addition, results were affected by the combination of lower natural gas prices and higher exploration and production expenses.

David R. Emery, Chairman and CEO of Black Hills Corporation, said, “The second quarter of 2006 was very active on the operations front, and we successfully addressed several previously identified challenges. Repair of our non-regulated Las Vegas II power plant was completed in stages, with its two heat recovery units returning to service in mid-June and early July. Results also were affected by ongoing maintenance at the Las Vegas I plant, which returned to service in late April 2006. Earnings from power fund investments were particularly strong in 2005, and experienced a $0.7 million loss in 2006. These funds have been liquidating over time through sales of the underlying power plant investments and consequently diminishing their remaining earnings potential. The Wyodak power plant, of which we are a 20 percent owner, resumed full commercial operations in the first week of July 2006 after an extensive planned maintenance outage. With its return to service, we expect our electric utility performance to improve with the availability of 72 megawatts of low-cost base-load energy, and our coal mine should resume normal sales.

Emery said, “Energy marketing margins benefited from successful natural gas transportation and storage strategies, and from Rocky Mountain-based crude oil marketing business, which began in April of this year. Overall oil and gas production increased 6 percent in the second quarter, with a 10 percent increase in natural gas production, offset partially by an 8 percent decline in oil production. Lease operating expenses reflect the recent expansion of operations and continued industry-wide cost increases for oil field goods and services.

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BLACK HILLS CORPORATION REPORTS SECOND QUARTER 2006 RESULTS	August 9, 2006

“We filed a request with the South Dakota Public Utilities Commission for a 9.5 percent rate increase from Black Hills Power’s South Dakota customers,” Emery said. “Our last increase was more than 10 years ago. We asked for the increase to become effective January 1, 2007, providing us the opportunity to strengthen our commitment to provide reliable power and excellent customer service, while earning a fair and adequate return for our shareholders.

“We continue to focus on long-term shareholder value as we proceed with several projects,” Emery stated. “We recently signed definitive agreements to obtain additional interests in the Piceance Basin properties we acquired from Koch Exploration earlier this year. This expansion is expected to increase our proven reserves and production in that region as we advance our drilling and development program in the months and years ahead. Construction of Wygen II, our latest

90 megawatt, coal-fired, mine-mouth power plant remains ahead of schedule. Wygen II is expected to be a rate-based asset, providing regulated returns to our investors and stable, reasonably-priced energy for our Cheyenne Light customers. We also are progressing with the permitting process for a replicate plant, Wygen III. In addition, each of these plants would utilize approximately 500,000 tons of coal annually from our coal mine, further augmenting our future earnings profile.”

CONSOLIDATED FINANCIAL RESULTS

Black Hills Corporation (In thousands, except per share amounts)
	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenues:
Retail Services	$ 76,135	$ 69,369	$ 163,637	$ 139,492
Wholesale Energy (a)	77,662	72,727	162,035	144,759
Corporate	16	289	32	554
	$ 153,813	$ 142,385	$ 325,704	$ 284,805

Net income (loss) available for common stock: Continuing operations –
Retail Services	$ 3,300	$ 4,052	$ 9,596	$ 8,887
Wholesale Energy	9,742	14,070	24,958	25,832
Corporate	(674)	(2,807)	(3,625)	(4,150)
Income from continuing operations	12,368	15,315	30,929	30,569
Discontinued operations (b)	(611)	(345)	6,979	141
Net income	11,757	14,970	37,908	30,710
Less: preferred stock dividends	-	(80)	-	(159)
	$ 11,757	$ 14,890	$ 37,908	$ 30,551

Weighted average common shares outstanding:
Basic –	33,164	32,562	33,142	32,503
Diluted –	33,506	33,203	33,493	33,121

Earnings per share:
Basic –
Continuing operations	$ 0.37	$ 0.47	$ 0.93	$ 0.93
Discontinued operations	(0.02)	(0.01)	0.21	0.01
Total	$ 0.35	$ 0.46	$ 1.14	$ 0.94
Diluted –
Continuing operations	$ 0.37	$ 0.46	$ 0.92	$ 0.92
Discontinued operations	(0.02)	(0.01)	0.21	0.01
Total	$ 0.35	$ 0.45	$ 1.13	$ 0.93

(a)  Presentation of our 2005 revenues has changed to reflect the reclassification of the Company’s crude oil marketing and transportation business and communications segment financial results to discontinued operations.

(b) 2006 discontinued operations reflect the after-tax results of operations at the Company’s crude oil marketing and transportation business. 2005 discontinued operations reflect the after-tax results of operations of the crude oil marketing and transportation business, the communications segment, and the Pepperell power plant.

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BLACK HILLS CORPORATION REPORTS SECOND QUARTER 2006 RESULTS	August 9, 2006

BUSINESS UNIT QUARTERLY PERFORMANCE SUMMARY

Retail Services Group

Income from continuing operations from the Retail Services business group for the three-month period ended June 30, 2006 was $3.3 million, compared to $4.1 million in 2005. Business segment results were as follows:

•

Net income from the Electric utility business segment for the three months ended June 30, 2006 was $2.4 million, compared to $3.4 million in 2005. The decrease was primarily due to higher fuel and purchased power costs and operating expenses related to the scheduled Wyodak power plant outage, partially offset by an 11 percent increase in revenues. The Wyodak plant, 80 percent-owned and operated by PacifiCorp, resumed full commercial operation in early July 2006.

•

Net income from the Electric and gas utility business segment for the three months ended June 30, 2006 was
$0.9 million, compared to $0.6 million for the same period in 2005. The increase is primarily due to an increase in base rates, effective January 1, 2006, partially offset by decreases in electric and gas usage and increased operating expenses and general and administrative costs.

The following tables provide certain Retail Services operating statistics:
Electric Utility (Black Hills Power)	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Retail sales–MWh	379,515	365,858	789,988	766,184
Contracted wholesale sales–MWh	154,694	150,659	316,945	311,997
Off-system sales–MWh	268,174	212,460	448,337	400,074
	802,383	728,977	1,555,270	1,478,255
Electric and Gas Utility (Cheyenne Light, Fuel & Power)	Three months ended June 30, 2006	Three months ended June 30, 2005	Six months ended June 30, 2006	Jan. 21, 2005 to June 30, 2005
Electric sales – MWh	218,795	228,685	451,622	417,239
Gas sales – Dekatherm (Dth)	823,868	961,633	2,694,322	2,373,734

Wholesale Energy Group

Income from continuing operations from the Wholesale Energy business group for the three-month period ended June 30, 2006 was $9.7 million, compared to $14.1 million in 2005. Business segment results were as follows:

•

Energy marketing income from continuing operations was $4.6 million, compared to $2.0 million in 2005. Increased earnings were primarily the result of higher gross realized marketing margins partially offset by a decrease in unrealized mark-to-market gains and a 4 percent decrease in natural gas volumes marketed. Results also reflected earnings from the addition of Rocky Mountain-based crude oil marketing services, which began in the second quarter of 2006.

•

Oil and gas income from continuing operations was $2.0 million in 2006, compared to $4.3 million in 2005. Revenues increased 8 percent due to an overall increase in production and prices received, on an equivalent basis. Average prices received (net of hedges) were 47 percent higher for oil, offset in part by a 7 percent decrease for natural gas. Overall production increased 6 percent on an equivalent basis, as gas production increased 10 percent and oil production decreased 8 percent. The decrease in oil production was primarily the result of an increase in the federal royalty on qualified stripper wells, which in effect reduces our net production volumes. Total operating expenses increased $3.8 million, or 30 percent, primarily due to increased lease operating expense and higher depletion expense. On a per Mcfe basis, lease operating expense (LOE) increased 15 percent to $1.18 per Mcfe. The increase in LOE is due primarily to higher industry costs, taxes and start-up costs related to the East Blanco amine plant in New Mexico. Depletion costs per Mcfe increased 51 percent to $1.77, due to higher capitalized costs, higher estimated future development costs, and the addition of higher average-cost reserves from recent acquisitions. Results were also impacted by increased interest expense due to higher borrowings to fund acquisition and development costs.

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BLACK HILLS CORPORATION REPORTS SECOND QUARTER 2006 RESULTS	August 9, 2006

•

Power generation income from continuing operations was $2.4 million, compared to $6.1 million in 2005. The decline in earnings was mainly the result of lower earnings from certain power fund investments, a 4 percent decrease in revenues primarily due to outages at our Las Vegas power plants, and increased interest expense. Operating expense decreased 4 percent, primarily due to lower variable costs related to the Las Vegas plant outages, partially offset by the associated repair and maintenance costs. The Las Vegas II plant returned to full commercial operations in early July 2006. Earnings from power fund investments decreased $2.6 million after tax due to particularly strong fund earnings in 2005 and diminished earnings potential related to the ongoing liquidation of the funds. Interest expense increased due to a change in corporate allocation methodology.

•

Coal mining income from continuing operations was $0.8 million in 2006, compared to $1.7 million in 2005. The decrease primarily was due to a 12 percent decrease in tons sold as a result of the Wyodak power plant maintenance outage. With the power plant’s return to commercial operation, coal sales are expected to return to normal levels.

The following tables contain certain Wholesale Energy operating statistics:
	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Coal mining:
Tons of coal sold	1,012,000	1,148,000	2,234,000	2,302,000
Oil and gas production:
Mcf equivalent sales	3,666,300	3,443,600	7,168,400	6,908,200
Energy marketing average daily volumes:
Natural gas physical – MMBtus	1,504,300	1,562,600	1,390,700	1,460,700
Crude oil physical – barrels	8,945	-	8,945	-

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Contracted fleet power plant availability	89.0%	98.1%	87.4%	98.7%

Corporate

Unallocated corporate expenses for the three-month period ended June 30, 2006 decreased to $0.7 million, compared to $2.8 million for the same period in 2005. The decrease was primarily due to increased allocations of corporate costs and interest expense to subsidiaries and decreased legal and professional fees.

AGREEMENTS TO ACQUIRE ADDITIONAL OIL AND GAS INTERESTS

The Company has signed definitive agreements to acquire from a third party most of the remaining working interests associated with the property acquired in March 2006 from Koch Exploration Company. The acquisition includes approximately 22.4 billion cubic feet equivalent (Bcfe) of proven reserves, of which 17.9 billion cubic feet equivalent are proved undeveloped reserves. Current annual net production from such assets is slightly less than 0.5 Bcfe. As part of the transaction, the Company shall also acquire rights to more than 15,000 net acres of undeveloped leasehold adjacent or near existing operations in the Piceance Basin of Colorado. Upon completion, the Company’s leasehold position in the Piceance Basin would total approximately 75,000 net acres. The purchase price for the transaction is approximately

$24.1 million. The Company anticipates completion of the acquisition in the third quarter of 2006.

UPDATED 2006 EARNINGS GUIDANCE

The Company’s guidance for earnings from continuing operations for 2006 is $2.10 to $2.25 per share. The Company currently expects results to be in the lower end of that range, primarily due to decreases in prices for natural gas.

EARNINGS CONFERENCE CALL

The Company will conduct a conference call on Thursday, August 10, 2006 beginning at 11:00 a.m. Eastern Time to discuss recent financial and operating performance. The conference call will be open to the public. The call can be accessed by dialing, toll-free, (800) 762-6067 (USA) or (480) 629-9566 (international). When prompted, indicate that you wish to participate in the “Black Hills Quarterly Earnings Conference Call.” A replay of the conference call will be available through August 17, 2006 by dialing (800) 475-6701 (USA) or (320) 365-3844 (international). The access code is 837578.

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BLACK HILLS CORPORATION REPORTS SECOND QUARTER 2006 RESULTS	August 9, 2006

ABOUT BLACK HILLS CORPORATION

Black Hills Corporation is a diversified energy company. Black Hills Energy, the wholesale energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution utility serving the Cheyenne, Wyoming vicinity. More information is available at our Internet web site: www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the risk factors described in Item 1A of Part I of our 2005 Annual Report on Form 10-K and in Item 1A of Part II of our quarterly reports on Form 10-Q filed with the SEC, and the following:

•	Obtaining adequate cost recovery for our retail operations through regulatory proceedings;
•	The amount and timing of capital deployment in new investment opportunities or for the repurchase of debt or stock;
•	The completion of acquisitions or divestitures for which definitive agreements have been executed could be delayed or may not occur or may not receive regulatory approval if required;
•

The volumes of our production from oil and gas development properties, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the availability of specialized contractors, work force, and equipment;

•	The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;
•	The timing and extent of scheduled and unscheduled outages of power generation facilities;
•	Our ability to successfully combine with and profitably operate any future acquisitions;
•	Unfavorable rulings in the periodic applications to recover costs for fuel and purchased power in our regulated utilities;
•	The possibility that we may be required to take impairment charges to reduce the carrying value of some of our long-lived assets when indicators of impairment emerge;
•	Numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and actual future production rates and associated costs;
•	Changes in business and financial reporting practices arising from the repeal of the Public Utility Holding Company Act of 1935 and other provisions of the recently enacted Energy Policy Act of 2005.
•	Our ability to remedy any deficiencies that may be identified in the periodic review of our internal controls;
•

The timing and extent of changes in energy-related and commodity prices, interest rates, energy and commodity supply or volume, the cost and availability of transportation of commodities, and demand for our services, all of which can affect our earnings, liquidity position and the underlying value of our assets;

•	General economic and political conditions, including tax rates or policies and inflation rates;
•	Our effective use of derivative financial instruments to hedge commodity, currency exchange rate and interest rate risks;
•	The creditworthiness of counterparties to trading and other transactions, and defaults on amounts due from counterparties;
•	The amount of collateral required to be posted from time to time in our transactions;

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BLACK HILLS CORPORATION REPORTS SECOND QUARTER 2006 RESULTS	August 9, 2006

•	Changes in or compliance with laws and regulations, particularly those relating to taxation, safety and protection of the environment;
•	Changes in state laws or regulations that could cause us to curtail our independent power production;
•	Weather and other natural phenomena;
•	Industry and market changes, including the impact of consolidations and changes in competition;
•	The effect of accounting policies issued periodically by accounting standard-setting bodies;
•	The cost and effects on our business, including insurance, resulting from terrorist actions and natural disasters or responses to such actions and events;
•	The outcome of any ongoing or future litigation or similar disputes and the impact on any such outcome or related settlements;
•	Capital market conditions, which may affect our ability to raise capital on favorable terms;
•	Price risk due to marketable securities held as investments in benefit plans; and
•	Other factors discussed from time to time in our other filings with the SEC.

         New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

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